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                                                                    EXHIBIT 5.1


July 15, 1998

Datalink Corporation
7423 Washington Avenue South
Minneapolis, Minnesota 55439

Re:  Initial Public Offering

Ladies and Gentlemen:

        We have acted as counsel to you in connection with the filing of a Registration Statement on Form S-1, SEC File No. 333-55935 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of 2,990,000 shares of Common Stock of Datalink Corporation, a Minnesota corporation (the "Shares"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based thereon, we are the opinion that the Shares are duly and validly authorized for issuance and, when issued and paid for, as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated under the act.

Very truly yours,


/s/Messerli & Kramer P.A.